Exhibit 99.1

FOR IMMEDIATE RELEASE July 31, 2014	CONTACT Bill Halldin (916) 781-0657 bill@halldinpr.com

Aurora Diagnostics Announces New Credit Facility

(Palm Beach Gardens, Florida) July 31, 2014 — Aurora Diagnostics announced today that it has entered into a new five-year credit facility with Cerberus Business Finance, LLC effective July 31, 2014. The new agreement includes a $165,000,000 term loan and a $30,000,000 revolving credit line, as well as a $25,000,000 delayed draw term loan facility.

Approximately $145,600,000 of the proceeds under the new credit facility were used to pre-pay all amounts outstanding under Aurora’s existing secured credit facility term loan and revolver. The balance of the proceeds under the new credit facility, including the availability under the revolving line of credit, will be used for potential future acquisitions and for Aurora’s general working capital and operational needs.

“Aurora is well positioned by its size and national footprint to be a consolidator of anatomic pathology providers, and this new credit agreement with Cerberus positions us to do just that,” said Aurora Chief Executive Officer Daniel D. Crowley. “We have recently completed acquisitions of two groups and have an attractive pipeline of others who have expressed interest in becoming part of the Aurora family. It is nice to have a financial partner like Cerberus, who worked with us to construct the credit facility to support our acquisition strategy. Our prior revolver was scheduled to mature next May and the entire credit facility in May of 2016. This opportunistic transaction extends our financing horizon and provides greater cash access to execute our acquisition strategy. Furthermore, the financial covenants under the new credit facility are better aligned with our business strategy.”

Mr. Crowley continued: “When we embarked on this refinancing process, it was because Aurora’s ownership group at Summit Partners and KRG Capital Partners wanted to give Aurora every opportunity to succeed as a consolidator in an environment of challenging Medicare rate cuts. That same ownership group remains steadfast in its support of Aurora.”

Evercore and Sidley Austin LLP served as financial and legal advisors, respectively, to Aurora Diagnostics. For further information, please see the Form 8-K filed by the Company with the Securities and Exchange Commission.

About Aurora Diagnostics

Aurora Diagnostics is a specialized laboratory company focused on anatomic pathology at 21 primary community-based locations within the United States. With 120 licensed physicians, Aurora Diagnostics provides high-quality diagnostics and testing information for the patients of its primary referral sources—dermatologists, OB/GYN professionals, gastroenterologists, urologists, general surgeons, oncologists, and over 60 community-based hospitals. For additional information regarding Aurora Diagnostics and the services it provides, please visit the company website at www.auroradx.com.

Forward Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, some of which are not within the control of the Company. Aurora reports information that may be significant for investors in its filings with the Securities and Exchange Commission (SEC), and Aurora encourages investors to consult those filings.